AMENDMENT NO. 1 TO ADMINISTRATION AGREEMENT

THIS AMENDMENT NO. 1 TO ADMINISTRATION AGREEMENT (this “Amendment”), is made this 29th day of June 2020 (the “Amendment Effective Date”), by and between Highland Funds I and Highland Funds II (each a “Trust,” and collectively the “Trusts”) and SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of Delaware (the “Administrator”).

WHEREAS:

A.

The Trust and Administrator entered into an Administration Agreement dated as of July 23, 2018 (the “Agreement”), pursuant to which, among other things, Administrator agreed to provide certain administration services on behalf of the Trusts; and

B.	The parties hereto desire to amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.	Schedule I (Funds). Schedule I (Funds) of the Agreement is hereby deleted and replaced in its entirety with the Schedule I (Funds) as set forth on Attachment 1 hereto.

3.

Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

4.

Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

5.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator and the Funds and each of their respective permitted successors and assigns.

6.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of Ireland without giving effect to any conflict of laws or choice of laws rules or principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

SEI INVESTMENTS GLOBAL FUNDS SERVICES		HIGHLAND FUNDS I, on behalf of the Funds listed on Schedule I

By:	/s/ John Alshefski	By:	/s/ Lauren Thedford
Name:	John Alshefski	Name:	Lauren Thedford
Title:	Senior Vice President	Title:	Secretary

HIGHLAND FUNDS II, on behalf of the Highland Funds listed on Schedule I
		By:	/s/ Lauren Thedford
		Name:	Lauren Thedford
		Title:	Secretary

ATTACHMENT 1

SCHEDULE I

Funds

HIGHLAND FUNDS I

Highland Opportunistic Credit Fund

HIGHLAND FUNDS II

Highland Fixed Income Fund

Highland Socially Responsible Equity Fund (formerly, Highland Premier Growth Equity Fund)

Highland Small-Cap Equity Fund

Highland Total Return Fund